UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 14, 2009
ConocoPhillips
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32395 (Commission File Number)	01-0562944 (I.R.S. Employer Identification No.)
600 North Dairy Ashford
Houston, Texas 77079
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (281) 293-1000
n/a
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On May 14, 2009, the Company announced that, James L. Gallogly, executive vice president, Exploration & Production, has elected to retire from the Company to become the Chief Executive Officer of LyondellBasell. The Company also announced changes in its senior management, including the following, effective immediately:
•	Ryan M. Lance, currently president, Exploration & Production —Asia, Africa, Middle East, and Russia/Caspian, will become senior vice president, Exploration & Production — International.

•	Kevin O. Meyers, currently president, Canada, Exploration & Production, will become senior vice president, Exploration & Production — Americas.
      Mr. Lance served as president, Exploration and Production — Asia, Africa, Middle East and Russia/Caspian, from April 2009 to the present. With the merger of Conoco and Phillips in 2002, Mr. Lance became vice president, Lower 48, and then president, Asia Pacific, for exploration and production in 2003. In June 2005, he became president, downstream strategy, integration and specialty businesses. In April 2006, Mr. Lance was named senior vice president, technology and major projects, and in February 2007, was named senior vice president, technology. From September 2007 until April 2009, he served as president, Exploration and Production — Europe, Asia, Africa and the Middle East.
      Mr. Meyers served as president, Canada, Exploration & Production, since 2006. Prior to this, Mr. Meyers was the president of ConocoPhillips Russia & Caspian Region. He was responsible for the exploration and production activities in the former Soviet Union and was the lead executive in Russia for the COP — LUKOIL strategic alliance. Before assuming his Moscow-based role in 2004, Mr. Meyers was the president of ConocoPhillips Alaska, a role he had held since Conoco and Phillips merged in 2002.
     All executive officers participate in the same compensation programs as our named executive officers, as more fully described under “Compensation Discussion and Analysis” on pages 16 through 33 of ConocoPhillips Proxy Statement relating to its 2009 Annual Meeting of Shareholders, as filed with the SEC on March 31, 2009 (and such description is incorporated herein by reference).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONOCOPHILLIPS
/s/ Janet Langford Kelly
May 14, 2009	Janet Langford Kelly
Senior Vice President, Legal, General Counsel and Corporate Secretary